Exhibit 99.1

                 Federal Energy Regulatory Commission
  Issues Draft Environmental Impact Statement For Cheniere's Creole
                     Trail LNG Receiving Terminal

    HOUSTON--(BUSINESS WIRE)--Dec. 16, 2005--Cheniere Energy, Inc. (AMEX:LNG) announced that the Federal Energy Regulatory Commission
(FERC) has issued the Draft Environmental Impact Statement (DEIS) for Cheniere's proposed Creole Trail liquefied natural gas receiving terminal and associated pipeline. In the DEIS, FERC concludes that approval of the proposed project, with appropriate mitigating measures as recommended, would have limited adverse environmental impact.
    The proposed Creole Trail LNG receiving terminal will be equipped with two unloading docks capable of handling up to 250,000 cubic meter vessels, four 160,000 cubic meter tanks with LNG storage capacity of
13.5 billion cubic feet (Bcf) equivalent and the ability to process
3.3 Bcf/day of natural gas.
    The proposed Creole Trail Pipeline will have an initial design capacity of 3.3 Bcf/d. It will originate at the LNG Terminal and extend approximately 117 miles north/northeasterly through Cameron, Calcasieu, Beauregard, Allen, Jefferson Davis and Acadia Parishes where it will terminate near Rayne, Louisiana. It will be designed with potential interconnections to over 12 Bcf/d of interstate and intrastate pipelines in southwest Louisiana.
    Cheniere Energy, Inc. is a Houston-based energy company engaged in developing LNG receiving terminals and Gulf of Mexico Exploration & Production. Cheniere is building a 100% owned Gulf Coast LNG receiving terminal near Sabine Pass in Cameron Parish, LA and developing 100% owned Gulf Coast LNG receiving terminals near Corpus Christi, TX, and near the Creole Trail in Cameron Parish, LA. Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is building an LNG receiving terminal in Freeport, Texas. Cheniere explores for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Additional information about Cheniere Energy, Inc. may be found on its web site at www.cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.



    CONTACT: Cheniere Energy, Inc., Houston
             Investor Relations
             David Castaneda, 713-265-0202